Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290865

PROSPECTUS

Up to 1,020,000 Shares of Class A Common Stock

Up to 4,980,000 Shares of Class A Common Stock Offered by Selling Stockholders

This prospectus is part of a registration statement that Guardian Pharmacy Services, Inc. (“Guardian”, the “Company,” “we,” “us,” or “our”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this process, we may offer and sell up to an aggregate of 1,020,000 shares of our Class A common stock, par value, $0.001 per share (“Class A common stock”), and the selling stockholders named in this prospectus or in a prospectus supplement may offer and sell up to an aggregate of 4,980,000 shares of our Class A common stock, at any time and from time to time, in one or more offerings. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.

This prospectus provides you with a general description of our Class A common stock that we may offer. Each time we, or any of the selling stockholders, offer and sell Class A common stock described in this prospectus, we or such selling stockholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling stockholders, as well as the amounts and prices of the Class A common stock to be offered and sold. The applicable prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. You should read this prospectus and any accompanying prospectus supplement, together with the additional information in the section of this prospectus entitled “Where You Can Find More Information and Incorporation by Reference,” carefully before deciding whether to invest in our Class A common stock. This prospectus may not be used to make sales of offered securities unless accompanied by a prospectus supplement or a free writing prospectus.

We or the selling stockholders may offer and sell the Class A common stock described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers, and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers, or agents are involved in the sale of our Class A common stock, their names and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section of this prospectus entitled “Plan of Distribution” for more information.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GRDN.” On November 3, 2025, the last sale price of Guardian’s Class A common stock as reported on the NYSE was $28.27 per share.

We have not authorized anyone to provide you with information that is different from, or in addition to, the information provided in this prospectus or any later prospectus supplement. We are not making an offer to sell securities in any state or country where the offer is not permitted.

Investing in Guardian’s Class A common stock involves risks. See “Risk Factors” on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2025.

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ABOUT THIS PROSPECTUS

Basis of Presentation

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “Guardian,” the “Company” or similar terms refer to Guardian Pharmacy Services, Inc. References to our certificate of incorporation and bylaws refer to our amended and restated certificate of incorporation and amended and restated bylaws. Statements regarding the number of residents we served as of a given date reflect the number of residents served during the last month of the period ending on such date.

Industry and Market Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position and market opportunity, is based on our management’s estimates and research, as well as industry and general publications and research, surveys and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable. While we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, we have not independently verified data from third-party sources. This data involves a number of assumptions and limitations which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause results to differ materially from those expressed in the estimates made by the third parties and by us.

Trademarks, Service Marks and Trade Names

This prospectus includes references to trademarks, service marks and trade names that we use in connection with the operation of our business, including without limitation, Guardian Pharmacy, Guardian Pharmacy Services, GuardianShield, Guardian Compass and our logos, which are our property and are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are referred to without the TM, SM and ® symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements other than those of historical fact. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words such as “aims,” “anticipates,” “believes,” “contemplates,” “continues,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will,” “would,” and similar expressions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, many of which are beyond our control. Among the factors that could cause actual results to differ materially from those suggested by forward-looking statements are:

•	our ability to effectively execute our business strategies, implement new initiatives and improve efficiency;

•	our ability to effectively market and sell, customer acceptance of, and competition for, our pharmaceutical and health care services in new and existing markets;

•	our relationships with pharmaceutical wholesalers and key manufacturers, long-term health care facilities (“LTCFs”) and health plan payors;

•	our ability to maintain and expand relationships with LTCF operators on favorable terms;

•	the impact of a national emergency, public health crisis, global pandemic or outbreak of infectious disease on our employees and business and on our supply chain and the LTCFs we serve;

•	continuing government and private efforts to lower pharmaceutical costs, including by limiting pharmacy reimbursements;

•	changes in, and our ability to comply with, healthcare and other applicable laws, regulations or interpretations;

•	further consolidation of managed care organizations and other health plan payors and changes in the terms of our agreements with these parties;

•	our ability to retain members of our senior management team, our local pharmacy management teams and our pharmacy professionals;

•	our exposure to, and the results of, claims, legal proceedings and governmental inquiries;

•	our ability to maintain the security and integrity of our operating and information technology systems and infrastructure (e.g., against cyber-attacks);

•	product liability, product recall, personal injury or other health and safety issues related to the pharmaceuticals we dispense;

•	the impact of supply chain and other manufacturing disruptions or trade policies related to the pharmaceuticals we dispense;

•	the sufficiency of our sources of liquidity and financial resources to fund our future operating expenses and capital expenditure requirements, and our ability to raise additional capital, if needed;

•	the misuse or off-label use, or errors in the dispensing or administration, of the pharmaceuticals we dispense; and

•	the market price of shares of our Class A common stock has experienced, and may in the future experience, substantial volatility due to relatively lower trading volumes and a limited public float.

New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in, or implied by, the forward-looking statements. Therefore, we caution you not to place undue reliance on any forward-looking statements or information. Any forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site at https://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any documents or portions of such documents that are furnished rather than filed with the SEC), until our offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 26, 2025;

•

applicable portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March  28, 2025, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, filed with the SEC on May 12, 2025 and August 11, 2025, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 11, 2025, March 28, 2025, May 12, 2025 (Item 5.07) and May 20, 2025; and

•

the description of our Class  A common stock contained in our Registration Statement on Form 8-A (File No. 001-42284), filed with the SEC on September 25, 2024, including any amendments and reports filed for the purpose of updating such description.

You may request a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus at no cost by writing to or telephoning us at the following address:

Guardian Pharmacy Services, Inc.

300 Galleria Parkway SE, Suite 800

Atlanta, GA 30339

Phone: 404-810-0089

Email: corporatesecretary@guardianpharmacy.net.

We maintain an Internet site at https://www.guardianpharmacy.com which contains information concerning Guardian and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

ABOUT GUARDIAN

We are a leading, highly differentiated pharmacy services company that provides an extensive suite of technology-enabled services designed to help residents of LTCFs adhere to their appropriate drug regimen, which in turn helps reduce the cost of care and improve clinical outcomes. We enter into contracts directly with LTCFs to serve as the principal pharmacy provider for their residents. In this capacity, we offer high-touch, individualized clinical, drug dispensing and administration capabilities that are tailored to serve the needs of residents in historically lower acuity LTCFs, such as assisted living facilities (“ALFs”) and behavioral health facilities (“BHFs”). Additionally, our robust capabilities enable us to serve residents in all types of LTCFs. Our services include prescription intake and adjudication management, packaging drugs into unit dose and/or multi-dose compliance packaging that are organized by date and time of administration, and electronically tracking each drug from delivery through administration to LTCF residents. We also offer training to caregivers and conduct mock audits to ensure compliance with pharmacy administration requirements, billing claims processing, government regulation and other matters. As of June 30, 2025, our 52 pharmacies served approximately 195,000 residents in approximately 7,400 LTCFs across 38 states.

While our national competitors have primarily focused on skilled nursing facilities (“SNFs”), we believe we enjoy a strong competitive position as a large and purpose-built provider of pharmacy services to ALFs and

BHFs. More than two-thirds of our annual revenue for each of the past three years has been generated from residents of ALFs and BHFs, while the remainder has been generated primarily from residents of SNFs. LTCF industry trends, including aging demographics, increases in the number of assisted living residents, improving life expectancies and enhanced quality of care, have resulted in ALF and BHF resident populations that require assistance with their increasingly acute and complex healthcare needs. Through our value-added capabilities and local management model, we have been able to pass on to residents, LTCFs and health plan payors the benefits of our scale without compromising on the high-touch, localized customer service traditionally associated with an independent pharmacy. For this reason, we are well positioned to continue to serve ALFs and BHFs, which we believe to be the most attractive and highest growth sector of the LTCF market.

Our core growth strategy focuses on increasing the number of residents we serve through a combination of organic and acquired growth. Acquired growth represents growth in the number of residents served resulting from acquiring an operating pharmacy, which we measure using the number of residents served by the acquired pharmacy as of the acquisition date. Organic growth represents the increase in the number of residents served at existing pharmacies, our greenfield pharmacies, and acquired pharmacies subsequent to the acquisition date. We have generated organic growth through new and expanded LTCF relationships as well as increased resident adoption of our services in the facilities we already serve.

We have two classes of common stock outstanding: Class A common stock and Class B common stock, par value $0.001 per share (“Class B common stock”). The rights of the holders of Class A common stock and Class B common stock are identical, except for certain transfer restrictions and conversion terms applicable to Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally.

As of September 30, 2025, we had outstanding an aggregate of 36,253,744 shares of Class A common stock and 27,066,890 shares of Class B common stock. In accordance with the terms of our amended and restated certificate of incorporation, 13,521,419 and 13,521,396 outstanding shares of Class B common stock, issued on September 27, 2024 in connection with our corporate reorganization and initial public offering, will convert on a one-for-one basis into shares of Class A common stock on March 28, 2026 and September 27, 2026, respectively.

Corporate Information

Our principal executive offices are located at 300 Galleria Parkway SE, Suite 800, Atlanta, Georgia 30339. Our telephone number is (404) 810-0089. Our website is http://www.guardianpharmacy.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

RISK FACTORS

Before deciding whether to invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Part I—Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by:

•	risk factors contained in other periodic reports or information that we file with the SEC, which will be subsequently incorporated herein by reference;

•	any prospectus supplement accompanying this prospectus; or

•	a post-effective amendment to the registration statement of which this prospectus forms a part.

In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Special Note Regarding Forward-Looking Statements” and “Where You Can Find More Information and Incorporation by Reference.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Class A common stock offered by us as set forth in any applicable prospectus supplement. We will not receive any proceeds from the sale of shares of our Class  A common stock by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws. the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Accordingly, references herein to our certificate of incorporation and bylaws refer to our certificate of incorporation and bylaws as so amended and restated. Because this is only a summary, it may not contain all the information that is important to you. Under “Description of Capital Stock,” “we,” “us,” “our” and the “Company” refer to Guardian Pharmacy Services, Inc. and not to any of its subsidiaries.

General

Our authorized capital stock consists of 700,000,000 shares of Class A common stock, par value $0.001 per share, 100,000,000 shares of Class B common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

We have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has one vote per share. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders (including the election of directors), except as otherwise required by applicable law and except in connection with amendments to our certificate of incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of either class so as to affect the holders of such shares adversely

Voting

Holders of shares of our Class A common stock and Class B common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders. The holders of our Class A common stock and Class B common stock do not have cumulative voting rights in the election of directors.

Dividends

Holders of shares of our Class A common stock and Class B common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. See “Dividend Policy.”

Liquidation

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class B common stock will be entitled to receive ratably our remaining assets available for distribution, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Fully Paid and Non-Assessable

All shares of our Class A common stock and Class B common stock are fully paid and non-assessable. The Class A common stock and Class B common stock are not subject to further calls or assessments by us.

Rights and Preferences

Holders of shares of our Class B common stock do not have preemptive, subscription or redemption rights. Shares of our Class B common stock are convertible into shares of our Class A common stock as described below under “—Transfer Restrictions and Conversion of Class B Common Stock.”

There are no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. The rights powers, preferences and privileges of our Class A common stock and Class B common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Transfer Restrictions and Conversion of Class B Common Stock

Shares of Class B common stock may not be transferred by the holder thereof, unless such transfer is a “Permitted Transfer.” We refer to a transferee of shares of Class B common stock received in a Permitted Transfer as a “Permitted Transferee.” In accordance with our certificate of incorporation, a “Permitted Transfer” generally includes any transfer of Class B common stock (i) approved in advance by our board of directors; (ii) to a family member of the holder; (iii) to certain entities owned by the holder or certain trusts (each, a “Permitted Entity”); (iv) upon a holder’s death by will, intestate succession or operation of law; or (v) by a Permitted Entity to a family member of the holder or any other Permitted Entity of the holder.

As provided in our certificate of incorporation, with respect to each holder of Class B common stock (and any subsequent Permitted Transferee) (a “Qualified Stockholder”), such holder’s shares of Class B common stock will automatically convert into shares of Class A common stock on a one-for-one basis pursuant to the two-year conversion schedule set forth in our certificate of incorporation. We refer to the date of issuance of the relevant shares of Class B common stock as the “Class B Issuance Date.” With respect to each holder being issued shares of Class B common stock on the Class B Issuance Date, 25% of such holder’s shares of Class B common stock will convert into shares of Class A common stock on each of the following dates: (i) the date that is 6 months after the Class B Issuance Date; (ii) the date of the one-year anniversary of the Class B Issuance Date; (iii) the date that is 18 months after the Class B Issuance Date; and (iv) the date of the two-year anniversary of the Class B Issuance Date.

If the conversion of any shares of Class B common stock would result in the conversion of any fractional share, the number of shares so converted will be rounded down to the nearest whole number. Notwithstanding the foregoing conversion terms, our board of directors may accelerate the conversion of all or any portion of Class B common stock to earlier times, including to permit participation of holders of Class B common stock in underwritten secondary public offerings or for any other reason.

Preferred Stock

No shares of preferred stock are currently issued or outstanding. Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock).

Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our Class A common stock or Class B common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption or repurchase rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our Class A common stock might receive a premium over the market price of the shares of our Class A common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Annual Stockholders Meetings

Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

Our certificate of incorporation and bylaws contain, and the DGCL contains, provisions that are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. These provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Guardian by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.

Authorized but Unissued Capital Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

We are governed by Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who purchases more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions apply even if the business combination could be considered beneficial by some stockholders and may have the effect of delaying, deferring or preventing a change in control.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called at any time only by or at the direction of a majority of the directors or the chairman of the board of directors. Our certificate of incorporation and bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of Guardian.

Stockholder Proposals and Director Nominations

Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholders’ nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Guardian.

Stockholder Action by Written Consent

Our certificate of incorporation provides that so long as we are a “controlled company” within the meaning of the rules or regulations of any stock exchange applicable to the Company, any action required or permitted to be taken by our stockholders may be effected by written consent. Our certificate of incorporation provides that, after we cease to be a “controlled company,” our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. This provision may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Choice of Forum

Unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders; any action asserting a claim against us arising pursuant to the DGCL or our certificate of incorporation or bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

In addition, unless we consent to the selection of an alternative forum, the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, we believe such forum selection provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act.

Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages to the corporation or its stockholders for any breach of fiduciary duty or other act or omission as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s or officer’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, to any director for any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, for any transaction from which the director or officer derived an improper personal benefit, or to any officer in any action by or in the right of the corporation.

Our bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock and Class B common stock is Computershare Trust Company.

Listing

Our Class A common stock is listed on NYSE under the symbol “GRDN.”

SELLING STOCKHOLDERS

Information regarding the identities of any selling stockholders, any material relationships the selling stockholders have had within the past three years with the Company, the beneficial ownership of our Class A common stock and Class B common stock by the selling stockholders, the number of shares of Class A common stock to be offered by the selling stockholders and the percentage to be owned by the selling stockholders after completion of the applicable offering will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell our Class A common stock in and outside the United States:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers;

•	any combination of these; or

•	through any method described in the applicable prospectus supplement.

The distribution of our Class A common stock may be effected, from time to time, in one or more transactions, including:

•	underwritten offerings;

•	block transactions (which may involve crosses) and transactions on any organized market where our Class A common stock may be traded;

•	purchases by a dealer as principal and resale by the dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	privately negotiated transactions;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers;

•	a distribution in accordance with the rules of the applicable stock exchange; and

•	in any other manner described in the applicable prospectus supplement.

We and the selling stockholders may distribute our Class A common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices;

•	negotiated prices; or

•	prices determined according to the process described in the applicable prospectus supplement.

The prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of our Class A common stock, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of Class A common stock underwritten or purchased by each of them;

•	the purchase price and the proceeds we will receive from the sale;

•	any options under which underwriters may purchase additional shares of Class A common stock from us or selling stockholders;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price and any discounts, commisions or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our Class A common stock may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless we or the selling stockholders inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase shares of our Class A common stock will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered Class A common stock if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers are used in the sale, we or the selling stockholders will sell our Class A common stock to the dealers as principals. The dealers may resell the shares of our Class A common stock to the public at prices determined by the dealers at the time of the resale.

We or the selling stockholders may sell our Class A common stock directly or through agents we designate from time to time. Any agent involved in the offer or sale of our Class A common stock in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent, will be described in the prospectus supplement.

The names of the underwriters, dealers or agents, as the case may be, and the terms of the transaction will be set forth in the applicable prospectus supplement.

Agents, dealers and underwriters may be entitled to indemnification by us or the selling stockholders against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Our Class A common stock is listed on the NYSE. Any person participating in an offering of securities may make a market in such Class A common stock, but may discontinue such market-making at any time without notice. No assurances can be given that there will be a market for the shares of our Class A common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered shares of our Class A common stock. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the issuance of our Class A common stock offered hereby will be passed upon for us by Jones Day, Atlanta, Georgia. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Guardian Pharmacy Services, Inc. appearing in Guardian Pharmacy Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.